Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-282881) of our report dated February 27, 2026 relating to the financial statements of Quadvest, L.P. and Quadvest Wholesale, LLC as of and for the year ended December 31, 2025, which report is included in H2O America’s Current Report on Form 8-K filed on March 2, 2026. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Calvetti Ferguson

Calvetti Ferguson

Houston, Texas

October 29, 2026